Exhibit 99.1

Enviva Partners, LP Reports Financial Results for First Quarter 2020 and Reaffirms Full-Year Adjusted EBITDA, Distributable Cash flow, and Distribution Guidance

BETHESDA, MD, April 29, 2020 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the first quarter of 2020.

Highlights:

•	For the first quarter of 2020, the Partnership reported net income of $7.6 million and adjusted net income of $9.1 million, as compared to net loss of $8.9 million and adjusted net loss of $8.1 million for the first quarter of 2019

•	For the first quarter of 2020, the Partnership reported adjusted EBITDA of $29.2 million, an increase of 35.0 percent from adjusted EBITDA of $21.6 million for the first quarter of 2019

•	The Partnership declared a quarterly distribution of $0.68 per unit, its nineteenth consecutive quarterly increase

•	The Partnership increased net income guidance and reaffirmed adjusted EBITDA, distributable cash flow, and distribution per unit guidance for full-year 2020

•	The Partnership continues to report that its operational and financial results have not been materially impacted by COVID-19

“Despite the COVID-19 pandemic and in what is typically our most seasonally challenging quarter, we reported strong first quarter 2020 results representing a significant improvement over the first quarter of 2019,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “Thanks to the hard work as well as good, safe decisions and work practices of our teams, our operations continue largely unaffected. While uncertainty remains in the COVID-19 environment, we believe we are well-positioned to continue to maintain stable, growing cash flows that enable us to increase distributions sustainably over time.”

First Quarter Financial Results

For the first quarter of 2020, the Partnership generated net revenue of $204.5 million, an increase of 29.1 percent, or $46.1 million, from the corresponding quarter of 2019. Net revenue included product sales of $197.9 million on 1,004,000 metric tons of wood pellets sold during the first quarter of 2020, as compared to $156.6 million on 843,000 metric tons of wood pellets sold during the corresponding quarter of 2019. The $41.3 million increase in product sales was primarily attributable to a 19.1 percent increase in sales volumes. Other revenue was $6.6 million for the first quarter of 2020, as compared to $1.8 million for the corresponding quarter of 2019.

For the first quarter of 2020, we generated gross margin of $27.3 million, as compared to $9.9 million for the corresponding period in 2019, an increase of approximately $17.4 million. Adjusted gross margin was $33.3 million for the first quarter of 2020, as compared to $27.6 million for the first quarter of 2019. Adjusted gross margin per metric ton was $33.15 for the first quarter of 2020, as compared to adjusted gross margin per metric ton of $32.73 for the first quarter of 2019. The increase in adjusted gross margin per metric ton was principally due to greater fixed cost absorption resulting in lower average costs per metric ton due to the Partnership’s higher sales volumes.

For the first quarter of 2020, net income was $7.6 million, as compared to net loss of $8.9 million for the first quarter of 2019. Adjusted net income, which excludes the full financial impact of the Chesapeake Incident and the Hurricane Events (each as defined below) and includes the impact of certain non-cash waivers of fees for management services provided to us by our sponsor (the “MSA Fee Waivers”), was $9.1 million for the first quarter of 2020, as compared to adjusted net loss of $8.1 million for the first quarter of 2019. Adjusted EBITDA for the first quarter of 2020 was $29.2 million, as compared to $21.6 million for the corresponding quarter of 2019. The increase was primarily due to higher sales volumes. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $18.6 million for the first quarter of 2020, as compared to $11.8 million for the corresponding quarter of 2019.

As of March 31, 2020, the Partnership had $5.3 million of cash on hand and $70.0 million of borrowings outstanding under its $350.0 million senior secured revolving credit facility.

Distribution

The board of directors of our general partner (the “Board”) declared a distribution of $0.68 per common unit for the first quarter of 2020. This distribution represents the nineteenth consecutive distribution increase since the Partnership’s initial public offering. The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $15.2 million for the first quarter of 2020 covers the distribution for the quarter at 0.66 times. The quarterly distribution will be paid on Friday, May 29, 2020, to unitholders of record as of the close of business on Friday, May 15, 2020.

Outlook and Guidance

The Partnership now expects full-year 2020 net income to be in the range of $52.2 million to $62.2 million, and continues to expect adjusted EBITDA to be in the range of $165.0 million to $175.0 million, and distributable cash flow to be in the range of $119.0 million to $129.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner. The Partnership continues to expect to distribute between $2.87 and $2.97 per common unit for full-year 2020, before considering the benefit of any acquisitions or drop-down transactions.

The guidance provided above, including the distribution expectations, do not include the impact of any acquisitions by the Partnership from our sponsor, our sponsor’s development joint venture (the “Sponsor JV”), or third parties. The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow for the second half of 2020 to be significantly higher than for the first half of the year. When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis, after taking into consideration its expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner, for the full year.

“Our confidence in our full-year guidance is driven by the resilience of our business, even in the broader COVID-19 environment, and the expectation that the remainder of 2020 will have a similar profile as previous years, where the results for the back half of the year will be a significant step up from the first half,” said Shai Even, Chief Financial Officer of Enviva. “Given our strong liquidity position and contracted, durable, and growing cash flows, we believe we will be able to maintain our conservative financial policies and a balanced capital structure.”

COVID-19 Impact

As we described in our special letter to stakeholders on March 30, 2020, our number one priority is to ensure the health and well-being of our employees, their families, and the communities that surround them. As we became aware of the potential impacts from the outbreak of a novel strain of coronavirus (“COVID-19”), we put in place enhanced plans, procedures, and measures to mitigate the risk of exposure and to make our work environment as safe as possible for our continued operations. Following the guidance provided by the Centers for Disease Control and Prevention (CDC), for our office locations we have implemented staggered work schedules and teleworking to the greatest degree feasible, while for others we are restricting access and limiting personnel in certain places. At every site, we are undertaking the cleaning and social distancing protocols that public health experts indicate will mitigate the spread of the disease. We are also exercising extra caution by working to identify and help care for our colleagues, vendors, contractors, and members of our community who demonstrate symptoms of any sort to ensure they are healthy and safe before coming into our workplaces.

Together with our sponsor, we operate a portfolio of eight wood pellet production plants geographically dispersed in areas with low population density across the Southeast U.S. We export our product under take-or-pay off-take contracts through a portfolio of four bulk terminals and transport it to our customers under long-term, fixed-price shipping contracts with multiple shipping partners. Our business supplies essential fuel to our customers for baseload heat and power generation, which is critical in the fight against COVID-19. Most of our current deliveries are to Europe, where they fuel grid-critical baseload, dispatchable generation facilities that provide power and heat required for local communities. There are few substitutes or alternatives to the fuel we supply to our customers. In the United States, government-issued guidance identifies biomass as one of the industries essential to continued critical infrastructure viability, and this guidance has been followed by states where our plants and terminals are located, meaning that our operations remain largely unaffected by the governmental actions taken in response to COVID-19. Although the Partnership’s operational and financial results have not been materially impacted by the COVID-19 pandemic, the full implications of the novel coronavirus are not yet known. If needed, we have contingency and business continuity plans in place that we believe would mitigate the impact of potential business disruptions.

Market and Contracting Update

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts. The Partnership’s current production capacity is matched with a portfolio of firm and contingent off-take contracts that has a total weighted-average remaining term of 11.4 years and a total product sales backlog of $10.2 billion as of April 1, 2020. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Sponsor JV, which we expect to have the opportunity to acquire, were included, our total weighted-average remaining term and product sales backlog would increase to 13.9 years and $19.2 billion, respectively.

As previously announced, our sponsor’s 18-year, take-or-pay off-take contract to supply Sumitomo Forestry Co., Ltd., a major Japanese trading house, is now firm, as all conditions precedent have been satisfied. Sales under the contract are expected to commence in 2023 with annual deliveries of 150,000 metric tons per year (“MTPY”) of wood pellets.

Even as governments around the world focus on COVID-19, regulators and policymakers continue to make commitments to phase out coal, limit the impact of climate change, and cut greenhouse gas (“GHG”) emissions to achieve “net-zero” by 2050. These commitments and the corresponding policies and action plans underpin the continued strong growth expected in global demand for industrial-grade wood pellets, and the Partnership and our sponsor continue to progress negotiations that we anticipate will result in additional long-term off-take contracts at the Partnership and its sponsor.

As expected, the European Commission presented the proposed European Climate Law in early March, which calls for a legally binding target of net-zero GHG emissions by 2050 and addresses the pathway to achieve this target. By September 2020, the European Commission is expected to adopt a proposal to increase the 2030 target to at least 50 percent compared to 1990 levels, up from the current goal of at least 40 percent.

In April 2020, climate and environmental ministers from thirteen European countries, including Germany, Denmark, and the Netherlands, called on the European Commission to use the European Green Deal as a framework for integrating the green transition into a comprehensive European Union recovery plan from the COVID-19 pandemic. Shortly after the environmental ministers’ joint statement, 180 political decision-makers, business leaders, trade unions, non-governmental organizations (“NGOs”), and think tanks, led by the Chairman of the Environment Committee at the European Parliament, formed a European alliance for a Green Recovery which calls for investment packages that would accelerate the transition towards climate neutrality and healthy ecosystems as Europe prepares to rebuild its economy after COVID-19.

Sustainability

As the Partnership continues to grow, we and our sponsor remain focused on ensuring that our activities help to support positive outcomes for people, forests, and the environment.

Recently, our sponsor issued its 2020 plans under our global Responsible Sourcing Policy, which set forth new initiatives to continue to deliver on its commitment to sustainable practices of wood sourcing, transparency, and forest conservation. This year the plans include increasing certification of the Partnership and our sponsor’s network of private forest landowners by 30,000 acres, enhancing longleaf pine restoration and wildlife habitat in partnership with The Longleaf Alliance through our wood sourcing in the Southeast U.S., and conservation of 5,000 acres of bottomland hardwood forests. Our sponsor also committed to issue its first Corporate Sustainability Report describing how we and our sponsor deliver on our mission to displace coal, grow more trees, and fight climate change, our current environmental impact and sustainability practices, and our goals for continuous improvement in sustainability of our business in the long-term.

During this quarter, our sponsor and The Longleaf Alliance announced the signing of a five-year partnership to collaboratively implement our sponsor’s longleaf forest restoration plan to protect and restore longleaf pine forests. Longleaf pine forests are a critical ecosystem in the Southeast U.S. and are considered high conservation value forests because of their rarity and biodiversity. This partnership between our sponsor and The Longleaf Alliance will contribute to America’s Longleaf Restoration Initiative’s goal to increase longleaf pine forests from 4.7 million acres to 8.0 million acres across the southeast U.S.

Partnership Development Activities

Our wood pellet production plant in Hamlet, North Carolina continues to ramp up production, and the Partnership continues to expect the plant to reach its full nameplate production capacity of approximately 600,000 MTPY by the end of 2020.

The Partnership’s previously announced projects (the “Mid-Atlantic Expansions”) to increase the aggregate production capacity of its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia (the “Northampton plant” and the “Southampton plant,” respectively) by approximately 400,000 MTPY are progressing. The Partnership continues to expect to commence the expanded production ramp for the Northampton plant and the Southampton plant in the second and third quarters of 2020, respectively.

Sponsor Development Activities

Our sponsor and the Sponsor JV continue to progress the development of the following wood pellet production plants and marine terminals, which the Partnership expects to have the opportunity to acquire along with the related off-take contracts, including by:

•	Investing incremental capital, and awaiting permits, to increase the nameplate production capacity of the wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”) to 600,000 MTPY. Production from the Greenwood plant is currently sold to the Partnership.

•	Constructing a wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”) and a deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”). Major equipment is on order and initial foundations are being completed at the Lucedale plant. At the Pascagoula terminal, the first of two large concrete wood pellet storage domes is being constructed and the foundation for the second storage dome is currently being prepared.

•	Developing a potential wood pellet production plant in Epes, Alabama, with a final investment decision expected over the next few months.

•	Evaluating additional sites for wood pellet production plants in Alabama and Mississippi, the production of which would be exported through the Pascagoula terminal.

Conference Call

We will host a conference call with executive management related to our first quarter 2020 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, April 30, 2020. Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom and Europe. The Partnership owns and operates seven plants with a combined production capacity of approximately 3.5 million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com and follow us on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except number of units)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,311	$9,053
Accounts receivable	79,637	72,421
Inventories	40,506	32,998
Prepaid expenses and other current assets	7,380	5,617
Total current assets	132,834	120,089
Property, plant and equipment, net	766,862	751,780
Operating lease right-of-use assets	32,270	32,830
Goodwill	85,615	85,615
Other long-term assets	7,940	4,504
Total assets	$1,025,521	$994,818
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$32,636	$18,985
Related-party payables, net	2,480	304
Deferred consideration for drop-down due to related-party	—	40,000
Accrued and other current liabilities	50,370	59,066
Current portion of interest payable	13,667	3,427
Current portion of long-term debt and finance lease obligations	7,583	6,590
Total current liabilities	106,736	128,372
Long-term debt and finance lease obligations	667,785	596,430
Long-term operating lease liabilities	33,228	33,469
Other long-term liabilities	2,924	3,971
Total liabilities	810,673	762,242
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (20,018,763 and 19,870,436 units issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	289,758	300,184
Common unitholder—sponsor (13,586,375 units issued and outstanding at March 31, 2020 and December 31, 2019)	74,887	82,300
General partner (no outstanding units)	(101,611)	(101,739)
Accumulated other comprehensive income	6	23
Total Enviva Partners, LP partners’ capital	263,040	280,768
Noncontrolling interest	(48,192)	(48,192)
Total partners' capital	214,848	232,576
Total liabilities and partners’ capital	$1,025,521	$994,818

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Product sales	$197,853	$156,599
Other revenue	6,624	1,770
Net revenue	204,477	158,369
Cost of goods sold	163,530	137,392
Depreciation and amortization	13,640	11,070
Total cost of goods sold	177,170	148,462
Gross margin	27,307	9,907
General and administrative expenses	1,763	3,541
Related-party management services agreement fee	7,689	6,296
Total general and administrative expenses	9,452	9,837
Income from operations	17,855	70
Other income (expense):
Interest expense	(10,394)	(9,633)
Other income, net	172	640
Total other expense, net	(10,222)	(8,993)
Net income (loss)	$7,633	$(8,923)
Net income (loss) per limited partner common unit:
Basic	$0.10	$(0.42)
Diluted	$0.09	$(0.42)
Weighted-average number of limited partner units outstanding:
Common—basic	33,551	26,759
Common—diluted	35,436	26,759

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$7,633	$(8,923)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,965	11,208
MSA Fee Waivers	3,186	—
Amortization of debt issuance costs, debt premium and original issue discounts	407	295
Unit-based compensation	2,158	2,472
Fair value changes in derivatives	(5,829)	2,216
Unrealized (losses) gains on foreign currency transactions, net	(35)	92
Change in operating assets and liabilities:
Accounts and insurance receivables	(7,604)	(6,359)
Related-party receivables	—	(8,022)
Prepaid expenses and other current and long-term assets	113	(72)
Inventories	(6,935)	3,366
Derivatives	(883)	298
Accounts payable, accrued liabilities and other current liabilities	9,526	(1,229)
Related-party payables	5,281	(12,330)
Accrued interest	9,751	7,514
Deferred revenue	(2,257)	—
Operating lease liabilities	(1,021)	(893)
Other long-term liabilities	448	98
Net cash provided by (used in) operating activities	27,904	(10,269)
Cash flows from investing activities:
Purchases of property, plant and equipment	(25,691)	(11,279)
Other	(3,769)	—
Net cash used in investing activities	(29,460)	(11,279)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility, net	70,000	46,000
Principal payments on other long-term debt and finance lease obligations	(903)	(553)
Cash paid related to debt issuance costs	(985)	—
Proceeds from common unit issuances, net	—	100,000
Payments in relation to the Hamlet JV Drop-Down	(40,000)	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(26,571)	(19,614)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(3,727)	—
Net cash (used in) provided by financing activities	(2,186)	125,833
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,742)	104,285
Cash, cash equivalents and restricted cash, beginning of period	9,053	2,460
Cash, cash equivalents and restricted cash, end of period	$5,311	$106,745

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Continued)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Non-cash investing and financing activities:
Property, plant and equipment acquired included in liabilities	$19,435	$11,237
Supplemental cash flow information:
Interest paid, net of capitalized interest	$723	$1,929

Non-GAAP Financial Measures

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA and distributable cash flow to measure our financial performance.

Adjusted Net Income

We define adjusted net income as net income excluding certain expenses incurred related to a fire that occurred at our Chesapeake terminal on February 27, 2018 (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), which occurred during the second half of 2018, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, the “MSA Fee Waivers”), interest expense associated with incremental borrowings related to the Chesapeake Incident and Hurricane Events, early retirement of debt obligation, and the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping and risk management services (collectively, the “Commercial Services”). We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin per metric ton as gross margin per metric ton excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, MSA Fee Waivers, non-cash unit compensation expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and the Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, and acquisition costs, and the effect of the Commercial Services. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net (loss) income excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, MSA Fee Waivers, non-cash unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, and acquisition costs, and the effect of the Commercial Services. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures

Adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States (“GAAP”). We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$7,633	$(8,923)
Chesapeake Incident and Hurricane Events	—	289
MSA Fee Waivers	3,185	—
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	570	490
Commercial Services	(2,257)	—
Adjusted net income (loss)	$9,131	$(8,144)

	Three Months Ended March 31,
	2020	2019
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$27,307	$9,907
Asset impairments and disposals	912	—
Non-cash unit compensation expense	471	—
Depreciation and amortization	13,640	11,070
Chesapeake Incident and Hurricane Events	—	359
Changes in unrealized derivative instruments	(6,795)	2,010
Acquisition costs(1)	—	4,243
Commercial Services	(2,257)	—
Adjusted gross margin	$33,278	$27,589
Metric tons sold	1,004	843
Adjusted gross margin per metric ton	$33.15	$32.73

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Reconciliation of net income (loss) to adjusted EBITDA and distributable cash flow:
Net income (loss)	$7,633	$(8,923)
Add:
Depreciation and amortization	13,950	11,208
Interest expense	10,394	9,633
Non-cash unit compensation expense	2,158	2,472
Asset impairments and disposals	912	—
Chesapeake Incident and Hurricane Events	—	289
Changes in the fair value of derivative instruments	(6,795)	2,010
MSA Fee Waivers	3,185	—
Acquisition costs(1)	—	4,927
Commercial Services	(2,257)	—
Adjusted EBITDA	29,180	21,616
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	9,418	8,848
Maintenance capital expenditures	1,134	928
Distributable cash flow attributable to Enviva Partners, LP	18,628	11,840
Less: Distributable cash flow attributable to incentive distribution rights(2)	3,457	2,042
Distributable cash flow attributable to Enviva Partners, LP limited partners	$15,171	$9,798

Cash distributions declared attributable to Enviva Partners, LP limited partners(2)	$22,856	$19,403

Distribution coverage ratio(2)	0.66	0.51

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2020 (in millions):

Twelve Months Ending December 31, 2020
Estimated net income	$52.2 - 62.2
Add:
Depreciation and amortization	65.8
Interest expense	40.8
Non-cash unit compensation expense	8.4
Asset impairments and disposals	3.0
Changes in the fair value of derivative instruments	(6.8)
MSA Fee Waivers[3]	4.2
Commercial Services	(4.1)
Other non-cash expenses	1.5
Estimated adjusted EBITDA	$165.0 - 175.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	39.1
Maintenance capital expenditures	6.9
Estimated distributable cash flow	$119.0 - 129.0

1.	Includes 1) $4.2 million of incremental costs incurred during the first quarter of 2019, which were unrepresentative of our ongoing operations, in connection with our evaluation of the potential purchase of a third-party wood pellet production plant (the “Potential Target”). When we commenced our review, the Potential Target had recently returned to operations following an extended shutdown during a bankruptcy proceeding with the intent of demonstrating favorable operations prior to conducting an auction sale process; however, the Potential Target had not yet established a logistics chain through a viable export terminal, given that the terminal through which the plant historically had exported was not operational at the time and was not reasonably certain to become operational in the future. Accordingly, as part of our diligence of the Potential Target, we developed an alternative logistics chain to bring the Potential Target’s wood pellets to market and began purchasing the production of the Potential Target for a trial period. The incremental costs associated with the establishment and evaluation of this new logistics chain primarily consist of barge, freight, trucking, storage, and shiploading services. We had completed our evaluation of the alternative logistics chain and determined it was not viable; consequently, we did not expect to incur additional costs of this nature in the future; and 2) $0.7 million in costs incurred during the first quarter of 2019 related to the Partnership's acquisition of all of the Class B units of Enviva Wilmington Holdings, LLC in April 2019 (the “Hamlet Drop-Down”).

2.	Distributable cash flow attributable to incentive distribution rights, cash distributions declared attributable to Enviva Partners, LP limited partners, and distribution coverage ratio for the first quarter of 2019 were calculated based on common units outstanding as of March 31, 2019.

3.	Includes $3.2 million of MSA Fee Waivers during the first quarter of 2020 and expected $1.0 million of MSA Fee Waivers during the second quarter of 2020.

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete and integrate drop-down or third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development and construction activities, including the expansion of our Northampton and Southampton plants, on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures and flooding; (xii) fires, explosions or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat and combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes; (xxii) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the effects of the exit of the United Kingdom from the European Union on our and our customers’ businesses; (xxiv) our inability to borrow funds and access capital markets; and (xxv) viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus known as COVID-19.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com